Exhibit 10.1

AMENDMENT TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 3 (this “Amendment”), dated as of January 22, 2026, to the Investment Management Trust Agreement (as defined below) is made by and between Keen Vision Acquisition Corporation, a British Virgin Island corporation (the “Company”), and Continental Stock Transfer& Trust Company, a New York limited liability trust company (the “Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement, dated July 24, 2023 (the “Trust Agreement”); and it was amended on October 25, 2024 and July 23, 2025; and

WHEREAS, at a Shareholders Meeting of the Company held on January 22, 2026, the Company’s shareholders approved a proposal to amend the Trust Agreement to provide the Company the right to extend the date on which to commence liquidating the trust account (the “Trust Account”) two times for an additional three months each time from January 27, 2026 to July 27, 2026 for an extension fee of $120,000 for each three-month extension for all remaining public shares (the “Extension Payment”), which payment shall be paid into the Trust Account.

NOW THEREFORE, IT IS AGREED:

1. Preamble. The third WHEREAS clause in the preamble of the Trust Agreement is hereby amended and restated to read as follows:

“WHEREAS, as described Registration Statement and in its Amended and Restated Memorandum and Articles of Association, the Company’s ability to complete a business combination may be extended two times for an additional three months each time from January 27, 2026 to July 27, 2026, subject to the payment into the Trust Account by the Sponsor (or its designees or affiliates) of $120,000 for each three-month extension for all remaining public shares (the “Extension Payment”) for each one-month extension, and which Extension Payments, if any, shall be added to the Trust Account.”

2. Section 1(i) is hereby amended and restated to read as follows:

Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company and, in the case of Exhibit A, acknowledged and agreed to by EF Hutton, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its franchise and income taxes(less up to $50,000 of interest that may be released to the Company to pay dissolution expenses in the case of a Termination Letter in the form of Exhibit B hereto), only as directed in the Termination Letter and the other documents referred to therein; or (y) upon the date which is, the later of (1) July 27, 2026 effectuated pursuant to the terms hereof, and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association (as may be amended from time to time, the “Charter”) (as applicable, the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached hereto as Exhibit B hereto and the Property in the Trust Account, including interest not previously released to the Company to pay its franchise and income taxes (less up to $50,000 of interest that may be released to the Company to pay dissolution expenses) shall be distributed to the Public Shareholders as of the Last Date;

3. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

5. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

KEEN VISION ACQUISITION CORPORATION

By:	/s/ WONG, Kenneth Ka Chun
Name:	WONG, Kenneth Ka Chun
Title:	Chief Executive Officer

Continental Stock Transfer & Trust Company

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President